                              STOCK PURCHASE AGREEMENT

                                    BY AND AMONG

                           INTERTAPE POLYMER GROUP INC.,

                      COATING TECHNOLOGIES INTERNATIONAL, INC.


                                        AND

                         ANCHOR CONTINENTAL HOLDINGS, INC.









                            DATED AS OF AUGUST 19, 1998



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                                TABLE OF CONTENTS

Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 1

ARTICLE 1 PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Time and Place of Closing. . . . . . . . . . . . . . . . . . . .  2
     1.3  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.4  Purchase Price Payment; Closing Consolidated Stockholders'
          Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.5  Funded Indebtedness. . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER AND CTI . . . . . . . .  7
     2.1  Organization, Standing, and Power. . . . . . . . . . . . . . . .  7
     2.2  Authority of Seller and CTI; No Breach By Agreement. . . . . . .  7
     2.3  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.4  Target Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .  9
     2.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . .  9
     2.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . .  9
     2.7  Absence of Certain Changes or Events . . . . . . . . . . . . . . 10
     2.8  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.9  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.10 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . 12
     2.11 Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.12 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . 12
     2.13 Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.14 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . 13
     2.15 Material Contracts . . . . . . . . . . . . . . . . . . . . . . . 15
     2.16 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 16
     2.17 Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . 16
     2.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.19 Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . 16
     2.20 Substantial Customers and Suppliers. . . . . . . . . . . . . . . 16
     2.21 Accounting Practices . . . . . . . . . . . . . . . . . . . . . . 17
     2.22 Corporate Name . . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.23 Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.24 Air Quality. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.25 No Other Representations or Warranties . . . . . . . . . . . . . 17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . 18
     3.1  Organization, Standing, and Power. . . . . . . . . . . . . . . . 18
     3.2  Authority; No Breach By Agreement. . . . . . . . . . . . . . . . 18
     3.3  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 19
     3.4  Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . 19

                                      -i-

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     3.5  Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . 19
     3.6  No Other Representations or Warranties . . . . . . . . . . . . . 19

ARTICLE 4 CONDUCT OF BUSINESS PENDING CONSUMMATION . . . . . . . . . . . . 19
     4.1  Affirmative Covenants With Respect to Target . . . . . . . . . . 19
     4.2  Negative Covenants With Respect to Target. . . . . . . . . . . . 20
     4.3  Covenants of Buyer . . . . . . . . . . . . . . . . . . . . . . . 22
     4.4  Adverse Changes in Condition . . . . . . . . . . . . . . . . . . 22

ARTICLE 5 ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . 23
     5.1  Applications; Antitrust Notification . . . . . . . . . . . . . . 23
     5.2  Agreement as to Efforts to Consummate. . . . . . . . . . . . . . 23
     5.3  No Solicitation of Offers. . . . . . . . . . . . . . . . . . . . 23
     5.4  Investigation and Confidentiality. . . . . . . . . . . . . . . . 24
     5.5  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.6  Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.7  Employee Benefits and Contracts. . . . . . . . . . . . . . . . . 25
     5.8  PostClosing Access By Seller and CTI . . . . . . . . . . . . . . 26
     5.9  Office Space and Equipment for Seller and CTI. . . . . . . . . . 26
     5.10 Resignation of Directors . . . . . . . . . . . . . . . . . . . . 27
     5.11 NonCompetition . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.12 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE. . . . . . . . 31
     6.1  Conditions to Obligations of Each Party. . . . . . . . . . . . . 31
     6.2  Conditions to Obligations of Buyer . . . . . . . . . . . . . . . 32
     6.3  Conditions to Obligations of CTI and Seller. . . . . . . . . . . 33

ARTICLE 7 INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.1  Agreements to Indemnify. . . . . . . . . . . . . . . . . . . . . 34
     7.2  Procedures for Indemnification . . . . . . . . . . . . . . . . . 36
     7.3  Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . 37
     7.4  Indemnification Exclusive Remedy . . . . . . . . . . . . . . . . 38
     7.5  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.6  Time Limitations . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.7  Limitations as to Amount . . . . . . . . . . . . . . . . . . . . 39
     7.8  Tax Effect and Insurance . . . . . . . . . . . . . . . . . . . . 39
     7.9  Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.10 Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.11 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE 8 TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 40

                                      -ii-

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     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE 9 MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.3  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . 49
     9.4  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.5  No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . 50
     9.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.7  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.8  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.9  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.10 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.11 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.12 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.13 Captions; Articles and Sections. . . . . . . . . . . . . . . . . 52
     9.14 Interpretations. . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.15 Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . 52
     9.16 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.17 Updating Target Disclosure Memorandum. . . . . . . . . . . . . . 53
     9.18 NonCompetition Agreements. . . . . . . . . . . . . . . . . . . . 53

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                              STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 19, 1998, by and among INTERTAPE POLYMER GROUP INC. ("Buyer"), a Canadian corporation; COATING TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("CTI"); and ANCHOR CONTINENTAL HOLDINGS, INC. ("Seller"), a Delaware corporation.


                                       PREAMBLE

      CTI is the record and beneficial owner of all of the issued and outstanding shares of Common Stock of Seller, and Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock of Anchor Continental, Inc. ("Anchor Continental"), a Delaware corporation (the shares of Anchor Continental referred to herein as the "Shares"). Anchor Continental is the record and beneficial owner of all of the issued and outstanding shares of Common Stock of Anchor Continental (Canada), Inc. ("Anchor Canada"), a company organized under the laws of the Province of Ontario (the "Anchor Canada Shares"). Seller desires to sell all of the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions set forth in this Agreement. The transactions described in this Agreement are subject to the expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement. Unless referred to individually, Anchor Canada and Anchor Continental are collectively referred to as "Target".

      Certain terms used in this Agreement are defined in Section 9.1 of this Agreement.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                     ARTICLE 1
                                 PURCHASE AND SALE

      1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement:

            (a) Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares at the Closing (such transaction referred to herein as the "Stock Purchase").

            (b) Buyer shall acquire from CTI the intercompany indebtedness owed by Anchor Canada to CTI as of the Closing, such amount being approximately $2,000,000 as of the date of this Agreement, for the amount of such indebtedness due at the Closing Date and Buyer shall pay such amount to CTI at the Closing.

            (c) The aggregate purchase price for the Shares and the agreement set forth in Section 5.11 (the "Purchase Price") is One Hundred Five Million United States Dollars (U.S. $105,000,000) in cash less (i) the intercompany indebtedness owed by Anchor Canada to CTI as described in Section 1.1(b) and
(ii) the consideration to be paid to D. Thomas Divird and Daniel E. Stansky for the non-competition agreements described in Section 9.18 below. The Purchase Price, which shall be subject to adjustment as provided in Section 1.4 below, shall be paid as provided in Section 1.2(b).

      1.2   TIME AND PLACE OF CLOSING.

            (a) The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 a.m. Eastern Standard Time, on the Closing Date (defined below), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the law offices of Morgan, Lewis & Bockius LLP located at 101 Park Avenue, New York, New York 10178 or such location as may be mutually agreed upon by the Parties. The Parties shall use their reasonable efforts to cause the Closing to occur on the first business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Stock Purchase and (ii) after all the remaining conditions set forth in Article 6 are satisfied or waived (such day referred to herein as the "Closing Date").

            (b)   At the Closing:

                  (i) Buyer shall deliver (v) to each of D. Thomas Divird and Daniel E. Stansky, the consideration for the non-competition agreements described in Section 9.18 below, (w) to CTI, prior to 1:00 p.m. Eastern Standard Time, immediately available funds by wire transfer to an account specified by CTI in the amount required to acquire the principal and accrued and unpaid interest on the intercompany indebtedness described in
      Section 1.1(b), (x) to Seller, prior to 1:00 p.m. Eastern Standard Time, immediately available funds by wire transfer to an account specified by Seller in an amount equal to the Purchase Price MINUS the Escrow Amount (described below), (y) to Seller the opinion, certificates and other documents set forth in Section 6.3, (z) to SunTrust Bank, Atlanta, a Georgia banking corporation (the "Escrow Agent"), prior to 1:00 p.m. Eastern Standard Time, in immediately available funds by wire transfer to the escrow account established pursuant to the Escrow Agreement (defined below) an amount equal to the Escrow Amount. For purposes of this Agreement, the Escrow Amount shall mean $5,250,000 LESS any amount that CTI is required, pursuant to an agreement involving the recent sale of its former subsidiary, The Holliston-Mills, Inc., to place in an escrow or a letter of credit (with a maximum dollar amount of $3,500,000) for potential consolidated federal and state income Taxes for periods prior to Closing (the "Tax Escrow Amount"); and

                  (ii) CTI and Seller shall deliver to Buyer (v) the certificate or certificates representing the Shares, either duly endorsed for transfer to Buyer or accompanied by appropriate stock powers, (w) the promissory note evidencing the intercompany debt described in Section 1.1(b) duly endorsed for transfer to Buyer or accompanied by an appropriate note power, (x) the opinion, certificates and other documents set forth in Section 6.2, (y) resignations from each member of Target's Board of Directors, and (z) sufficient evidence to reasonably satisfy Buyer that CTI and Seller have paid the Tax Escrow Amount to an escrow agent or established a letter of credit for such amount.

      1.3 ESCROW AGREEMENT. In connection with the Closing, Buyer, Seller and CTI shall have executed and delivered to the other an escrow agreement (the "Escrow Agreement"), which shall be in the form of Exhibit 1.3.

      1.4   PURCHASE PRICE PAYMENT; CLOSING CONSOLIDATED STOCKHOLDERS' EQUITY.

            (a) At the Closing, Buyer shall pay to Seller the Purchase Price. The Purchase Price shall be subject to post-Closing adjustment as provided in subsection (b) below. Payment of the Purchase Price and any post-Closing adjustments thereto in favor of Seller shall be made by Buyer on the due date therefor by wire transfer of immediately available funds to accounts designated in writing by Seller. Payment of any post-Closing adjustment to the Purchase Price in favor of Buyer shall be made on the due date therefor by Seller to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer.

            (b) The Purchase Price shall be adjusted up or down after the Closing based on the difference, if any, between the "Estimated Consolidated Stockholders' Equity" of Target and the actual Consolidated Stockholders' Equity of Target, in each instance as of the Closing Date.

                  (i) The Estimated Consolidated Stockholders' Equity will be calculated using $6,795,000 as the base, such amount being the Estimated Consolidated Stockholders' Equity as at August 29, 1998. If the Closing occurs on or before September 6, 1998, the Estimated Consolidated Stockholders' Equity will be $6,795,000. For each day after September 6, 1998 up to and including September 27, 1998 that the Closing does not occur, the Estimated Consolidated Stockholders' Equity will be increased by $8,571. For each day after September 27, 1998 up to and including October 3, 1998 that the Closing does not occur, the Estimated Consolidated Stockholders' Equity will be increased by $17,143. No further increases will occur through October 10, 1998. For each day after October 10, 1998 up to and including October 31, 1998 that the Closing does not occur, the Estimated Consolidated Stockholders' Equity will be increased by $8,571. For each day after October 31, 1998 up to and including November 7, 1998 that the Closing does not occur, the Estimated Consolidated Stockholders' Equity will be increased by $17,143. Further increases in the Estimated Consolidated Stockholders' Equity will be based on repeating 28 day cycles: nil for the first seven days, $8,571 per day for each of the next 14 days and $17,143 for each of the final seven days of the 28 day cycle.

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                  (ii)(a)  Promptly following the Closing Date, Buyer shall
      cause Target to fully cooperate with Seller in the preparation of a balance sheet of the Target Entities as of the Closing Date (the "Closing Balance Sheet"). For purpose of the Closing Balance Sheet (and notwithstanding the provisions of Section 1.5 of this Agreement) Funded Indebtedness shall not be eliminated but shall be reflected on the Closing Balance Sheet. Seller shall engage PricewaterhouseCoopers ("Seller's Accountants") to audit the Closing Balance Sheet, at
      Seller's sole expense. Seller shall instruct Seller's Accountants to prepare the Closing Date Financial Statements (defined below) in accordance with GAAP on a basis consistent with previous years and to audit the Closing Balance Sheet and related statement of income and stockholders' equity in accordance with U.S. generally accepted auditing standards. Seller shall prepare all letters and reports reasonably requested by Seller's Accountants in connection with the preparation of the Closing Date Financial Statements. During the course of the audit, Seller shall instruct Seller's Accountants to keep Ernst & Young LLP ("Buyer's Accountants") regularly informed as to progress and to make available to Buyer's Accountants the working papers of Seller's Accountants, subject to such customary requirements as Seller's Accountants may impose with respect to access to its working papers. As soon as practicable, but no later than 60 days after the Closing, Seller shall cause Seller's Accountants to deliver to Buyer the draft audited Closing Balance Sheet, related statements of income and stockholders' equity, together with the draft opinion thereon of Seller's Accountants (all such documents, collectively the "Closing Date Financial Statements"). Target's actual Consolidated Stockholders' Equity as indicated in the draft audited Closing Balance Sheet shall become final and binding on the Parties on the thirtieth
      (30th) day following delivery thereof to Buyer unless Seller or CTI, on the one hand, or Buyer, on the other hand, gives written notice to the other of its dispute thereof (a "Notice of Disagreement"). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is delivered by Buyer, on the one hand, or Seller or CTI, on the other hand, as the case may be, to the other, then the draft audited Closing Balance Sheet shall become final and binding on the Parties on the earlier of: (1) the date Buyer, on the one hand, and Seller or CTI, on the other hand, resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement; and (2) the date any matters properly in dispute are finally resolved by the Settlement Accountants (as defined below). Whichever Party delivers a Notice of Disagreement, the other Party and its accountants shall be entitled to review the Notice of Disagreement and the other Party's accountants' working papers relating thereto. During the thirty (30) days immediately following the delivery of any Notice of Disagreement, the Parties shall in good faith seek to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. In the event any Party proposes any adjustments during such thirty (30) day period, all Parties shall use their reasonable efforts to resolve by written agreement (the "Agreed Adjustments") any differences and, in the event and to the extent the Parties so resolve any such differences, then such difference so resolved shall be final and binding on the Parties, and, if all such differences are resolved by Agreed Adjustments, the amount of actual Consolidated Stockholders' Equity at the Closing Date thereby determined shall be final and binding on the Parties. At the end of such 30-day period, either Seller or CTI, on the one hand, or Buyer, on the other hand, may submit to the Settlement Accountants for resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement, and instruct the Settlement Accountants to review and resolve (in accordance with GAAP and this Agreement) all matters which remain in dispute. The resolution of any such disputed matters by the Settlement Accountants shall be final and binding on the Parties. The Settlement Accountants' resolution of any matters in dispute, shall become final and binding on the Parties on the date the Settlement Accountants deliver their final resolution to the Parties or the date on which Buyer, on the one hand, and Seller and CTI, on the other hand, agree in writing on the resolution of any remaining unresolved matters. As used herein, the term "Settlement Accountants" shall mean a nationally recognized firm of independent certified accountants (who have not performed services for any of the Parties or their respective
      Affiliates within the last five (5) years), selected by mutual agreement of Seller and CTI, on the one hand, and Buyer, on the other hand. The costs and expenses of the Settlement Accountants shall be borne 50% by Buyer and 50% by Seller and CTI.

                  (ii)(b) The actual Consolidated Stockholders' Equity as of the Closing Date shall be the shareholders' consolidated equity reflected on the draft audited Closing Balance Sheet, adjusted as follows:

                  (1) downward by the amount that provisions for return on gross asset bonus plans falls below $661,000;

                  (2) upward in the amount that the combined net state and federal income tax provision exceeds $605,422, or downwards in the amount that the combined net state and federal income tax provision is less than $605,422;

                  (3) downward for any reduction in the total of the bad debt reserves, vacation accruals, medical accruals, obsolete/slow moving inventory provisions and impaired asset reserves (which aggregate reserves are estimated to be $2,593,000) to the extent such reduction exceeds the total inventory revaluation adjustment required after August 1, 1998; and

                  (4) downward for any business interruption claims receivable.

                  (iii) In the event the actual Consolidated Stockholders' Equity, as finally determined, is greater than the Estimated Consolidated Stockholders' Equity, Buyer shall pay Seller the difference. In the event the amount of the actual Consolidated Stockholders' Equity, as finally determined, is less than the Estimated Consolidated Stockholders' Equity, Seller shall pay the difference to Buyer. Any payments owing under this clause (iii) shall be due and payable three (3) Business Days after the actual Consolidated Stockholders'

      Equity has been finally determined in accordance with the procedures outlined in clauses (i) and (ii) above and shall include interest thereon at the Prime Rate as reported on the Closing Date for the period of time beginning with the day after the Closing Date and ending on the payment date.

                  (iv) In addition, Buyer shall pay to Seller immediately upon receipt by Anchor Continental any net proceeds with respect to Anchor Continental's business interruption insurance and the lightening strike referred to in Section 2.7 of the Target Disclosure Memorandum. Seller shall retain the complete authority to negotiate, collect and settle such insurance claim. Buyer agrees to cooperate in good faith with Seller in Seller's negotiations, collection efforts and settlement of any such claim.

      1.5   FUNDED INDEBTEDNESS.

            (a) On the Closing Date, CTI or Seller shall deliver to the holders of Funded Indebtedness an amount sufficient to repay all Funded Indebtedness outstanding as of the Closing Date, or otherwise eliminate such Funded Indebtedness, provided any action taken by CTI or Seller to eliminate such Funded Indebtedness shall be reasonably acceptable to Buyer, with the result that immediately following Closing, there will be no further monetary obligations of Target with respect to any Funded Indebtedness outstanding immediately prior to the Closing, and provided further, that neither Seller nor CTI shall pay the indebtedness referred to in Section 1.1(b). Seller and CTI may direct Buyer to direct part of the Purchase Price to repay such Funded Indebtedness, with a concomitant reduction in the Purchase Price to be received by Seller.

            (b) In the event Funded Indebtedness reflected on the audited Closing Balance Sheet exceeds $31,024,000 (which amount is the sum of a revolving loan of $1,049,000, a term loan of $5,549,000, an Anchor Continental note payable to CTI in the amount of $22,494,000 and an Anchor Canada note payable to CTI in the amount of $1,932,000), Buyer will pay to Seller an amount equal to the difference between such amount and the actual amount of Funded Indebtedness (as reflected on the audited Closing Balance Sheet). Similarly, in the event Funded Indebtedness reflected on the audited Closing Balance Sheet is less than $31,024,000, Seller will pay to Buyer an amount equal to the difference between such amount and the actual amount of Funded Indebtedness (as reflected on the audited Closing Balance Sheet).

            (c) Buyer agrees to, and will, reimburse Seller dollar for dollar for all capital expenditure disbursements made by Target during the period commencing on August 17, 1998 and continuing through the date immediately preceding the Closing Date, which disbursements are actually cleared by Target's banks during such period.

            (d) Payments under (b) and (c) above will be paid at Closing or within two (2) working days following the Closing.

                                     ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF SELLER AND CTI

      Seller and CTI, jointly and severally, represent and warrant to Buyer as follows:

      2.1 ORGANIZATION, STANDING, AND POWER. Anchor Continental is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and Anchor Canada is duly incorporated and validly existing under the laws of the Province of Ontario, and each Target has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Each Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. The minute books and other organizational documents for each Target have been made available to Buyer for its review and, except as disclosed in Section 2.1 of the Target Disclosure Memorandum, are correct and complete in all material respects as in effect as of the date of this Agreement.

      2.2   AUTHORITY OF SELLER AND CTI; NO BREACH BY AGREEMENT.

            (a) Each of Seller and CTI has the right, power, authority, and capacity to execute and deliver this Agreement and Seller's Closing Documents, as applicable, and to perform its obligations under this Agreement and Seller's Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and CTI of this Agreement and, except for the CTI shareholder approval referenced below, Seller's Closing Documents, and the consummation by each of Seller and CTI of the transactions contemplated hereby and thereby have been duly and validly approved by each of Seller and CTI and, except for the CTI shareholder approval referenced below, no other action on the part of either Seller or CTI is necessary to authorize the execution, delivery and performance of this Agreement and Seller's Closing Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Seller and CTI and represents a legal, valid, and binding obligation of each of Seller and CTI, enforceable against each of Seller and CTI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Subject to CTI shareholder approval, upon the execution and delivery by CTI and Seller of Seller's Closing Documents, Seller's Closing Documents will constitute the legal, valid, and binding obligations of CTI and Seller, enforceable against CTI and Seller, as applicable, in accordance with their respective terms.

            (b) Neither the execution and delivery of this Agreement by CTI or Seller, nor the consummation by CTI or Seller of the transactions contemplated hereby, nor compliance by Seller and CTI with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of Target's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Target Subsidiary or the governing instruments of Seller or CTI, or (ii) except as disclosed in Section 2.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 6.1(b), violate any Law or Order applicable to Seller, CTI or to any Target Entity or any of their respective material Assets.

            (c) Other than notices to or filings with the Internal Revenue Service with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CTI or Seller of the transactions contemplated in this Agreement.

      2.3   CAPITAL STOCK.

            (a) The authorized capital stock of Anchor Continental consists of 1,500 shares of Common Stock, of which 1,010 shares are issued and outstanding as of the date of this Agreement and not more than 1,010 shares will be issued and outstanding on the Closing Date. The authorized capital stock of Anchor Canada consists of an unlimited amount of shares of Common Stock, of which 426 shares are issued and outstanding as of the date of this Agreement and not more than 426 shares will be issued and outstanding on the Closing Date. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under, the DGCL in the case of Anchor Continental and the laws of the Province of Ontario, in the case of Anchor Canada. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past stockholders of Target.

            (b) Except for the Shares and the Anchor Canada Shares, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target. Seller is the owner of all right, title and interest (legal and beneficial) in and to the Shares free and clear of all Liens other than Funded Indebtedness. The Shares represent all of the issued and outstanding shares of Anchor Continental's capital stock. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from Seller of any of the Shares, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.

      2.4 TARGET SUBSIDIARIES. Target has disclosed in Section 2.4 of the Target Disclosure Memorandum all of the Target Subsidiaries (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Anchor Continental owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Target Subsidiary. No capital stock (or other equity interest) of any Target Subsidiary is or may become required to be issued (other than to another Target Entity) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to another Target Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Target Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Target Subsidiary. There are no Contracts relating to the rights of any Target Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Target Subsidiary. All of the shares of capital stock (or other equity interests) of each Target Subsidiary held by a Target Entity are fully paid and nonassessable and are owned by the Target Entity free and clear of any Lien. Except as disclosed in Section 2.4 of the Target Disclosure Memorandum, each Target Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or condct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. The minute book and other organizational documents for each Target Subsidiary have been made available to Buyer for its review, and, except as disclosed in Section 2.4 of the Target Disclosure Memorandum, are correct and complete in all material respects as in effect as of the date of this Agreement.

      2.5 FINANCIAL STATEMENTS. Prior to the execution of this Agreement, CTI or Seller has delivered to Buyer complete and correct copies of the Target Financial Statements. All such Target Financial Statements are complete and correct in all material respects and were (i) prepared from the books of account or other financial records of Target and the Target Subsidiaries, (ii) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and (iii) fairly present in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and do not have any footnote disclosures.

      2.6   ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in Section
2.6 of the Target Disclosure Memorandum, no Target Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of September 27, 1997 and June 30, 1998, included in the Target Financial Statements delivered prior to the date of this Agreement or reflected specifically in the notes thereto. No Target Entity has incurred or paid any Liability since June 30, 1998, except for (i) Liabilities incurred or paid in the ordinary course of business consistent with past practice, (ii)
Liabilities that in the aggregate would not have a Target Material Adverse Effect or (iii) Liabilities in connection with the transactions contemplated by this Agreement.

      2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, except as disclosed in the Target Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.7 of the Target Disclosure Memorandum, (i) the Target Entities have been operated in the ordinary course of business consistent with past practice, (ii) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and (iii) the Target Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Target provided in Article 4.

      2.8   TAX MATTERS.

            (a) All Tax Returns required to be filed by or on behalf of any of the Target Entities or any affiliated, combined, consolidated, unitary or similar group of which any of the Target Entities is or was a member (a "Relevant Group") have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Target Material Adverse Effect. All Tax Returns filed are complete and accurate in all material respects. All Taxes due and owing by any of the Target Entities or by any member of a Relevant Group (whether or not shown on filed Tax Returns) have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes and, to the Knowledge of Target or any chief tax officer or tax director of any Target Entity, there is no dispute or claim concerning any Tax Liability of any of the Target Entities claimed or raised by any taxing authority, except as disclosed in
Section 2.8 of the Target Disclosure Memorandum. The three year statute of limitations on assessment and collection of federal income taxes has expired with respect to the fiscal year ended on October 1, 1994 and all prior fiscal years. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Target Entities.

            (b) Except as otherwise disclosed in Section 2.8 of the Target Disclosure Memorandum, none of the Target Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

            (c) The provision for any Taxes due or to become due for any of the Target Entities (as opposed to any reserve for deferred Taxes established to reflect differences between book and Tax income) for the period or periods through and including the date of the respective Target Financial Statements that has been made and is reflected on such Target Financial Statements is sufficient to cover all such Taxes in all material respects. As of the Closing Date, such provisions, as adjusted for the passage of time, will be sufficient for the then-unpaid
Taxes of each such Target Entity.

            (d) Each of the Target Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements (including, without limitation, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party) under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

            (e) Except as disclosed in Section 2.8 of the Target Disclosure Memorandum, none of the Target Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

            (f) Except as disclosed in Section 2.8 of the Target Disclosure Memorandum none of the Target Entities (i) is a party to or is bound by any obligations under any tax sharing, tax indemnity or similar agreement or arrangement, (ii) has agreed to, is required to make, or reasonably expects that it might have to make, any adjustment under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise, (iii) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes, (iv) has ever been a member of any Relevant Group for any Tax purpose, other than the U.S. federal consolidated group of which Seller or CTI is the parent, (v) is a "United States real property holding company" within the meaning of Section 897 of the Code, (vi) is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state or local statutes, and none of the assets of any such Target Entity is subject to an election under section 341(f) of the Code or comparable provisions of any state or local statutes, or (vii) has any liability for Taxes of any Person other than a Target Entity (W) under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or foreign law),
(X) as a transferee or successor, (Y) by contract or (Z) otherwise.

      2.9   ASSETS.

            (a) Except as disclosed in Section 2.9 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements, the Target Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Target Material Adverse Effect. All tangible properties material to the businesses of the Target Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target's past practices.

            (b) All Assets which are material to Target's business on a consolidated basis, held under leases or subleases by any of the Target Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

      2.10 INTELLECTUAL PROPERTY. To the Knowledge of Target, each Target Entity was or has valid and subsisting rights to use all of the Intellectual Property used by such Target Entity in the course of its business. No Target Entity is in, and the consummation of the transactions contemplated therein will not result in, a Default under any of its Intellectual Property licenses.
Section 2.10 of the Target Disclosure Memorandum sets forth all registrations and applications with respect to such Intellectual Property and each such Intellectual Property license (other than "shrink-wrap" software licenses). All of the registrations and applications set forth in Section 2.10 of the Target Disclosure Memorandum are valid and in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been made and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations or applications for registration of such Intellectual Property. All of the Intellectual Property owned or used by each Target Entity is free and clear of any and all Liens (other than Funded Indebtedness). Target has taken reasonable and adequate security measures to protect the secrecy, confidentiality and value of its trade secrets and proprietary information.

      2.11  RESERVED.

      2.12 COMPLIANCE WITH LAWS. Section 2.12 of the Target Disclosure Memorandum contains a true and complete list of all material Permits issued to or used in the business of the Target Entities. Each Target Entity has in effect all material Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 2.12 of the Target Disclosure Memorandum, none of the Target Entities:

            (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

            (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect;

            (c) except for environmental matters, since September 27, 1997, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) threatening to revoke any Permits, or
      (iii) requiring any Target Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking; or

            (d) are, to the Knowledge of Target, in non-compliance, in any material respects, with any applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act and the Worker Adjustment and Retraining Notification Act.

      2.13 LABOR RELATIONS. No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Target Entity to bargain with any labor organization as to wages or conditions of employment. No Target Entity is or has been within the last three years a party to any collective bargaining agreement, nor is there any strike, slow down, picketing or other labor dispute involving any Target Entity, pending or threatened, or to the Knowledge of Target, is there any activity involving any Target Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      2.14  EMPLOYEE BENEFIT PLANS.

            (a) Target has disclosed in Section 2.14 of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of any Target Entity and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of any Target Entity are eligible to participate (collectively, the "Target Benefit Plans"). Any of the Target Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Target ERISA Plan." Each Target ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Code) is referred to herein as a "Target Pension Plan." No Target Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

            (b) To the Knowledge of Target, all Target Benefit Plans are in compliance with the applicable terms of ERISA, the Code, and any other applicable Laws. Each Target ERISA Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Target Entity has engaged in a transaction with respect to any Target Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Target Entity to a Tax imposed under Sections 4971 through 4980B of the Code or Section 502(i) or (l) of ERISA.

            (c) No Target ERISA Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Target Pension Plan, (ii) no material change in the material actuarial assumptions with respect to any Target Pension Plan, and
(iii) no increase in benefits under any Target Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Target Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Target Entity, or the single-employer plan of any entity which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA. No Target Entity has provided, or is required to provide, security to a Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (d) Within the six-year period preceding the Closing Date, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Target Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Target Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No "reportable event," within the meaning of Section 4043 of ERISA has occurred with respect to any Target Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

            (e) Except as disclosed in Section 2.14 of the Target Disclosure Memorandum, no Target Entity has any Liability for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

            (f) Except as disclosed in Section 2.14 of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

            (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Target Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

      2.15 MATERIAL CONTRACTS. Except as disclosed in Section 2.15 of the Target Disclosure Memorandum or otherwise reflected in the Target Financial Statements, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Target Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than "shrink-wrap" software licenses), (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (vi) any Contract with independent contractors, railroads, shipping companies, distributors, dealers, manufacturers' representatives, sales agents or franchisees involving an annual payment to or from Target of $100,000 or more, (vii) any Contract relating to any (1) merger, consolidation or combination with any Person, (2) any sale, dividend, split or other disposition of any capital stock or other equity interests of any Person,
(3) any tender offer (including without limitation a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (4) any sale, dividend or other disposition of all or a material portion of the Assets and Operating Properties of any Person or (5) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing ((1) through (5) collectively referred to herein as a "Business Combination"), (viii) any Contract between or among Target, on the one hand, and any current or former officer, director, stockholder (including Seller or CTI) or Affiliate of any Target Entity, and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Target with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 2.9 and 2.14(a), the "Target Contracts"). With respect to each Target Contract and except as disclosed in Section 2.15 of the Target Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Target

Entity is in Default in any material respect thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Target, in Default in any material respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.

      2.16 LEGAL PROCEEDINGS. There is no Litigation pending or, to the Knowledge of Target, threatened against any Target Entity, or against any director, employee or employee benefit plan of any Target Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, court, or arbitrators outstanding against any Target Entity. Section 2.16 of the Target Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Target Entity or Employee Benefit Plan is a party or for which any Target Entity has any potential Liability.

      2.17 REGULATORY MATTERS. No Target Entity, CTI or Seller has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b).

      2.18 INSURANCE. Section 2.18 of the Target Disclosure Memorandum contains a correct and complete list of all liability, property, workers' compensation, fidelity, directors' and officers' liability, welfare pension and other insurance policies currently in effect that insure the business, operations or employees of the Target Entities or affect or relate to the ownership, use or operation of any of the Assets and Operating Properties of the Target Entities and that (i) have been issued to the Target Entities or (ii) have been issued to any Person (other than the Target Entities) for the benefit of the Target Entities. Each policy listed in Section 2.18 of the Target Disclosure Memorandum is valid and binding and in full force and effect and all premiums due thereunder have been paid when due and neither the Target Entities, Seller nor CTI knows of any reason or state of facts that could reasonably lead to the cancellation of such policies prior to the Closing Date. Except as set forth in Section 2.18 of the Target Disclosure Memorandum, none of the Target Entities, Seller or CTI has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

      2.19 AFFILIATE TRANSACTIONS. Except as set forth in Section 2.19 of the Target Disclosure Memorandum, the Target Entities are not party to any Contract with any Affiliate, and except as disclosed in Section 2.19 of the Target Disclosure Memorandum, each Contract identified in said Section 2.19 is on an arm's-length basis.

      2.20 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. Section 2.20(a) of the Target Disclosure Memorandum lists the 10 largest customers or clients of the Target Entities on the basis of revenues for goods sold or services provided in 1996, 1997 and the first six months of 1998. Section 2.20(b) of the Target Disclosure Memorandum lists the 10 largest suppliers of the Target Entities on the basis of cost of goods or services purchased in 1996, 1997 and the first six months of 1998. No such customer, client or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Target Entities since June 30, 1998, or to the Knowledge of the Target Entities, Seller or CTI, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. To the Knowledge of the Target Entities, Seller or CTI, no such customer or supplier is threatened with bankruptcy or insolvency. Except as set forth in Section 2.20(a) of the Target Disclosure Memorandum and except for deposits or other non-material amounts paid in the ordinary course of business consistent with past practice, the Target
Entities have not accepted any prepayment of any sales price or fee or license fee from any client or customer that relates to products not yet delivered or services not yet performed by the Target Entities.

      2.21 ACCOUNTING PRACTICES. The Target Entities make and keep accurate books and records reflecting their respective assets and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Target Entities' financial statements and to maintain accountability for the assets of the Target Entities, and (iii) access to the banking and investment accounts of the Target Entities is permitted only in accordance with management's authorization.

      2.22 CORPORATE NAME. The Target Entities (i) have the exclusive right to use their respective names as the name of a corporation or other business entity in each jurisdiction in which the Target Entities do business, and (ii) have not received or given any notice of conflict during the past five years with respect to the rights of others regarding the names of the Target Entities. To the Knowledge of Seller and CTI, no Person is presently authorized to use the name of any Target Entity.

      2.23 WARRANTIES. Section 2.23 of the Target Disclosure Memorandum sets forth a list of all written warranties, guarantees and warranty policies of the Target Entities with respect to their products and services (the "Warranty Obligations") which are subject to any dispute or, to the Knowledge of the Target Entities, Seller or CTI, threatened dispute.

      2.24 AIR QUALITY. Target and its Operating Properties are in compliance with air quality standards to which Target and its Operating Properties are subject and with respect to the Air Operating Permit issued July 31, 1998 by the South Carolina Department of Health and Environmental Control, and all air compliance materials provided to Buyer by Target accurately describe the air compliance status of Target (the "Seller's Air Quality Representation").

      2.25  NO OTHER REPRESENTATIONS OR WARRANTIES.   Except for the
representations and warranties contained in this Agreement, neither CTI, Seller nor any other Person makes any express or implied representation or warranty on behalf of CTI, Seller or Target, and Seller and CTI hereby disclaim any such representation or warranty whether by Seller, CTI or any of their respective Affiliates, officers, directors, employees, agents or representatives or any other Person (including the Confidential Offering Memorandum provided by Schroder & Co. Inc., dated June 1998).

                                     ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to CTI and Seller as follows:

      3.1 ORGANIZATION, STANDING, AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of Canada, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      3.2   AUTHORITY; NO BREACH BY AGREEMENT.

            (a) Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or,
(iii) subject to receipt of the requisite Consents referred to in Section 6.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

            (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the American Stock Exchange, Inc. and Toronto Stock Exchange, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit

Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Stock Purchase and the other transactions contemplated in this Agreement.

      3.3 LEGAL PROCEEDINGS. There is no Litigation pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Buyer Entity, that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      3.4 REGULATORY MATTERS. No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b).

      3.5 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares.

      3.6 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates, officers, directors, employees, agents or representatives or any other Person.


                                     ARTICLE 4
                      CONDUCT OF BUSINESS PENDING CONSUMMATION

      4.1 AFFIRMATIVE COVENANTS WITH RESPECT TO TARGET. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, CTI and Seller shall cause Target and each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, consistent with past practice, (b) use commercially reasonable efforts to preserve intact its business organization, to keep available to Buyer the services of Target's employees and to preserve the current relationships of Target with its customers, suppliers and other persons with which Target has significant business relationships, (c) maintain its books and records in the usual, regular and ordinary manner consistent with past practice, (d) use all reasonable efforts to continue to the Closing Date in full force and effect its policies of insurance, (e) use all reasonable efforts to maintain all of the Target Entities' Assets and Operating
Properties in good repair, working order and operating condition (subject only to ordinary wear and tear), (f) comply with all material applicable
Laws, (g) file all Tax Returns required to be filed and make timely payments of applicable Taxes when due (taking into account any duly obtained extensions), (h) take all reasonable actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits and (i) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

      4.2 NEGATIVE COVENANTS WITH RESPECT TO TARGET. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the approval of Buyer shall have been obtained, which Buyer will not unreasonably withhold or delay, and except as otherwise expressly contemplated herein, CTI and Seller shall not permit Target to do or agree or commit to do, or any of its Subsidiaries to do or agree or commit to do, any of the following:

            (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Target Entity; or

            (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Entity to another Target Entity or third party indebtedness, all of which indebtedness will be paid out of the Purchase Price at Closing) except in the ordinary course of the business of Target Entities consistent with past practices, or impose, or suffer the imposition, on any Asset of any Target Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Target Disclosure Memorandum); or

            (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Entity, or declare or pay any dividend or make any other distribution in respect of Target's capital stock; or

            (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

            (e) adjust, split, combine or reclassify any capital stock of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber
      (y) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Entity) or (z) any Asset having a book value in excess of $10,000 other than in the ordinary course of business for reasonable and adequate consideration; or

            (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

            (g) grant any increase in compensation or benefits to the employees or officers of any Target Entity, except in accordance with past practice disclosed in Section 4.2(g) of the Target Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 4.2(g) of the Target Disclosure Memorandum; grant any material increase in fees or other increases in compensation or other benefits to directors of any Target Entity, except in accordance with past practice disclosed in Section 4.2(g) of the Target Disclosure Memorandum; or

            (h) enter into or amend any employment Contract between any Target Entity and any Person having a salary thereunder in excess of $100,000 per year (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

            (i) adopt any new employee benefit plan of any Target Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Target Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

            (j) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Entity for material money damages or restrictions upon the operations of any Target Entity; or

            (k) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

            (l) revalue any of its Assets, including, without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice; or

            (m) pay or discharge any material claim, Liability or Lien (whether absolute, accrued, contingent or otherwise) or waive any right, other than in the ordinary course of business consistent with past practice or pursuant to binding contractual obligations of Target in existence on the date hereof; or

            (n) hire any new employees, except employees earning less than $100,000 per annum to replace employees who have left the employ of Target; or

            (o) sell, lease, license or otherwise dispose of any fixed asset or item of Intellectual Property having an individual value of $100,000 or more; or

            (p) change its accounting, financial reporting or Tax methods, principles or practices, or make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax closing agreement, withhold any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

            (q) abandon, modify, waive, terminate or otherwise change any of the Permits described in Section 2.12 of the Target Disclosure Memorandum; or

            (r) take any action or course of action inconsistent with compliance with the covenants and agreements contained in this Agreement.

      4.3 COVENANTS OF BUYER. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of CTI and Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Buyer Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided that such actions shall not materially delay the Closing Date or materially hinder consummation of the Stock Purchase.

      4.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same. The giving of any such notice under this Section 4.4 shall in no way change or modify the representations or warranties of the Party giving such notice or the conditions precedent to the other Party's obligations hereunder or otherwise affect the remedies available to the other Party hereunder.


                                     ARTICLE 5
                               ADDITIONAL AGREEMENTS

      5.1 APPLICATIONS; ANTITRUST NOTIFICATION. CTI and Seller and, to the extent necessary or appropriate, Buyer, shall prepare and file, or cause to be filed, and CTI, Seller and Buyer shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

      5.2 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      5.3   NO SOLICITATION OF OFFERS.

            (a) Prior to the termination of this Agreement in accordance with its terms, CTI, Seller and their respective Affiliates, including Target, shall not, nor shall they authorize or permit any Representative or other Person retained by them to, directly or indirectly, take any action to solicit, encourage or facilitate any action that might lead to, or accept any offers, initiate or participate in negotiations or discussions with, or provide any non-public information to, or enter into any letter of intent, preliminary agreement or definitive agreement with any Person with respect to, any possible merger, acquisition, reorganization, exchange offer or any sale of all or substantially all of the Assets and Operating Properties, purchase or sale of capital stock (whether outstanding shares, treasury or other shares) or change in control of or any similar transaction or transactions involving, directly or indirectly, Target. Seller, CTI and Target shall promptly notify Buyer orally and in writing of any such inquiries or proposals. Seller, CTI and Target shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

            (b) Seller and CTI each acknowledge and agree that a violation by it of Section 5.3(a) resulting in the termination of this Agreement will cause irreparable damage to Buyer. Accordingly, Seller and CTI each agree that, in the event of a breach of Section 5.3(a), Buyer shall be entitled to a temporary or permanent injunction or restraining order to prevent breaches of Section 5.3(a) and to specifically enforce the terms and provisions thereof, such rights to be cumulative and in addition to whatever other remedies at law or in equity or otherwise Buyer may have pursuant to this Agreement.

      5.4   INVESTIGATION AND CONFIDENTIALITY.

            (a) From and after the date hereof until the Closing, Seller and CTI shall cause Target to give Buyer and its authorized Representatives access upon reasonable notice and during normal business hours to employees and Representatives of Target and to Target's business and to key customers and vendors, and subject to the Confidentiality Agreement, Seller and CTI shall provide Buyer with such information concerning Target, the employees of Target, and the business Buyer may reasonably request in order to review the legal, financial and business condition and affairs of Target, for the purposes of conducting Buyer's due diligence; provided, however, that (i) any disclosure of this Agreement or the transactions contemplated hereby to key customers or key vendors of Target or any discussions with such customers or vendors of Target about Target shall only occur when Representatives of CTI or Seller, on the one hand, and Buyer, on the other hand, are present, and (ii) all such due diligence shall be reasonable in amount and conducted at mutually convenient times under the supervision of CTI, Seller or their Representatives. After the date hereof until Closing, Buyer shall not conduct a "Phase II" environmental assessment or other intrusive investigation of Target's Operating Property without CTI's or Seller's prior written consent.

            (b) In addition to Buyer's obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, Buyer shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Target concerning Target and Target's Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, Buyer shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from Target.

            (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

      5.5 PRESS RELEASES. Prior to the Closing Date, CTI, Seller and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 5.5 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

      5.6   RESERVED.

      5.7   EMPLOYEE BENEFITS AND CONTRACTS.

            (a) GENERAL. Following the Closing Date, Buyer shall provide generally to officers and employees of the Target Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock and other than the Sale Bonus Plan (as defined in Section 5.7(b) hereof)), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Entities to their similarly situated officers and employees. For purposes of participation and vesting under Buyer's employee benefit plans, the service of the employees of the Target Entities prior to the Closing Date shall be treated as service with a Buyer Entity participating in such employee benefit plans. Buyer also shall cause Target and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 5.7 of the Target Disclosure Memorandum to Buyer between any Target Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing Date under the Target Benefit Plans (other than with respect to the Sale Bonus Plan, as defined in Section 5.7(b) hereof. At Closing, CTI and Seller shall transfer its employees (other than D. Thomas Divird) listed in Section 5.7 of the Target Disclosure Memorandum (including compensation levels) to Target and Buyer agrees to cause Target to provide, at a minimum, comparable positions and compensation to such employees (other than with respect to the Sale Bonus Plan, as defined in Section 5.7(b) hereof. For purposes of this Section, such employees will be deemed employees of Target.

      (b) SALE BONUS PLAN. Notwithstanding anything which may be construed to the, contrary herein, with respect to the Coating Technologies International Inc. Sale Bonus Plan (the "Sale Bonus Plan"), Seller and CTI shall retain all direct or indirect duties, liabilities, obligations and costs relating or with respect to the Sale Bonus Plan, including, without limitation, and for purposes of example only, the duties, liabilities, obligations and costs with respect to the payment of any awards payable or claimed payable under the terms of the Sale Bonus Plan (including but not limited to participant benefit claims arising out of the Sale Bonus Plan), and the payment of any Taxes with respect to such awards, including without limitation, withholding taxes (including but not limited to excise taxes, if applicable, and Taxes relating to the employer-portion of FICA taxes owing with respect to such awards), including any costs or liabilities relating to the loss of Tax deductions with respect to all or any portion of such awards to the extent applicable, including to the extent such awards are subject to the provisions of Sections 280G or 4999 of the Code, and neither Buyer nor Target shall adopt, nor become or be considered a sponsoring employer of, nor have or incur any duties, liabilities, obligations and costs relating or with respect to, the Sale Bonus Plan.

      (c) SEVERANCE PAY. For a period of six months after the Closing Date, Buyer shall provide Target's employees, not already a party to a written severance agreement, in the event of the involuntary termination of any such employee's employment not for "Cause", severance pay equal to one week for each year of employment with Target ("Severance Pay"); provided, however, during such six-month period, any Severance Pay actually paid to any employee shall not be less than one month of Severance Pay. In calculating Severance Pay, Buyer shall use the employee's weekly salary amount at the time of such severance. For purposes of this paragraph, "Cause" shall be defined as (i) personal misconduct, inability or refusal by the employee to perform his or her job duties for Target and/or Buyer; (ii) engaging in any action or inaction which has the potential for material injury to Target and/or Buyer; (iii) commission of a willful act of dishonesty in the course of the employee's job duties for Target and/or Buyer; (iv) conviction of a crime, other than a traffic violation; (v) habitual drunkenness, or performance under the influence or with systemic presence of illegal drugs or controlled substances (or their metabolites) except as may be prescribed by the employee's treating physician; (vi) excessive absenteeism other than for illness or disability; or (vii) failure to adhere to the policies or standards of conduct of Target and/or Buyer.

      5.8 POST-CLOSING ACCESS BY SELLER AND CTI. Buyer shall cause Target to cooperate with Seller and CTI to make available to Seller and CTI all financial, tax and other information (including the books and records of Target) reasonably required by Seller or CTI in connection with (i) any audit or other investigation by any taxing authority or any required reports or submissions to any Regulatory Authority with respect to Target related to periods prior to the Closing Date or (ii) matters relating to insurance coverage of Target, Third Party Claim, proceedings and investigations. Buyer shall cause Target to preserve such information and the books and records for at least six years after the Closing Date, and thereafter to dispose thereof only after it shall have given Seller and CTI 90 days' prior notice of such disposition and the opportunity (at Seller's and CTI's expense) to remove and retain such information and the books and records.

      5.9 OFFICE SPACE AND EQUIPMENT FOR SELLER AND CTI. The Parties agree that Buyer will cause Target to provide to Seller and CTI, for its operations, a reasonable amount of office space (including filing, storage and such ancillary facilities) and office equipment in each case comparable in quality to the same as presently used by Seller and CTI for a period of up to one year following Closing. Seller and CTI will have no obligations with respect to such space or equipment and Target shall be responsible for all maintenance, taxes, insurance, operational expenses related to the facilities and equipment, including the replacement of such equipment with comparable equipment. Furthermore, Seller and CTI will retain the personal computers that are currently being used in the executive offices of Seller and CTI but any other computers, software or office equipment being used by Seller and CTI in connection with Target's business will be transferred to Target at Closing.

      5.10 RESIGNATION OF DIRECTORS. CTI and Seller will cause the members of the board of directors of Target to tender, effective at the Closing, their resignations.

      5.11  NON-COMPETITION.

            (a) For a period commencing on the Closing Date and terminating on the third anniversary thereof (the "Period"), as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Target being acquired pursuant to this Agreement, CTI and Seller will not, and will cause its Subsidiaries not to, directly or indirectly, (1) engage in, continue in, participate in or have any interest in any sole proprietorship, partnership, corporation or business or any other Person (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that is engaged primarily or in any material respect in the business of the manufacture, sale or distribution of pressure sensitive tape and stencils serving either the retail or industrial end markets (the "Business") in the United States of America, Canada, Europe, South America and Asia (the "Territory"); (2) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Target Entities or Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor, soliciting customers or otherwise serving as an intermediary for any such competitor or engaging in any form of business transaction on other than an arm's length basis with any such competitor; or (3) offer employment to or solicit for employment any employee of the Target, without the prior written consent of Buyer; PROVIDED, HOWEVER, that nothing herein shall be deemed to prevent (i) CTI or Seller from acquiring through market purchases and owning, solely as an investment, less than five percent of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices in common use, so long as CTI or Seller is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer, (ii) any offer by CTI or Seller to employ a person in a business which does not compete with the business of Buyer or Target or which is for a position outside the Territory, or (iii) CTI or Seller from being acquired by a Person engaged in any business in competition with the Business as long as both (a) such Person's gross revenues (as shown on its income statement for the most recent year end), and (b) such Person does not cause or permit CTI or Seller or any of CTI's or Seller's other Affiliates to violate the terms of this Section 5.11.

                  The Parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or substantially all of the business of Target. The Parties further agree that the geographic scope of this covenant not to compete shall extend to any city, county or other political subdivision of any country in the Territory, each of which is deemed to be separately named herein. Recognizing the specialized nature of the business transferred to Buyer and the scope of competition, Seller and CTI each acknowledges the geographic scope of this covenant not to compete to be reasonable. The parties intend that the covenant contained in this Section 5.11(a) shall be construed as a series of separate covenants, one for each city, county or political subdivision of each country in the Territory, each of which is deemed to be separately named herein, each for a series of one-year periods within the Period. Except for geographic coverage and periods of effectiveness, each such separate covenant shall be identical in terms. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.11(a), then such unenforceable covenant shall be deemed eliminated for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

                  In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

            (b) CTI and Seller each agrees that the provisions and restrictions contained in this Section 5.11 are necessary to protect the legitimate continuing interests of Buyer in acquiring Target, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate. Seller, CTI and Buyer agree that in the event of a violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.11, and Buyer shall not be entitled to any other form of relief from such violation or breach.

      5.12  TAX MATTERS.

      (a)   PREPARATION AND FILING OF TAX RETURNS.

            (i) CTI and Seller shall file or cause to be filed all Tax Returns of the Target Entities for all taxable periods that end on or before the Closing Date. CTI and Seller shall pay or cause to be paid all Tax liabilities shown by such Tax Returns to be due (other than income Taxes to the extent specifically reserved for on the Closing Balance Sheet and any schedules thereto.)

            (ii) Buyer shall file or cause to be filed all Tax Returns of the Target Entities for all taxable periods ending after the Closing Date.

            (iii) With respect to any Tax Return of a Target Entity for a taxable period that begins on or before and ends after the Closing Date (a "Straddle Period Return"), Buyer shall deliver a copy of such Tax Return to CTI at least 45 calendar days prior to the due date therefore (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of any Taxes shown to be due on such Tax Return based on sub-paragraph (v) of this Section 5.12(a). Such Tax Return and allocation shall be final and binding on CTI, unless, within 20 calendar days after the date of receipt by CTI of such Tax Return and allocation, CTI delivers to Buyer a written request for changes to such Tax Return or allocation. Buyer shall adopt and incorporate in said returns changes reasonably requested by CTI. In the event that Buyer disagrees with CTI's written request for changes, it shall notify CTI in writing no more than five calendar days after its receipt of CTI's written request for changes. If CTI shall, within five calendar days after its receipt of notification of Buyer's disagreement, provide Buyer with an opinion of an independent accounting firm reasonably satisfactory to CTI and Buyer that substantial authority exists for the position advocated by CTI, Buyer shall prepare the Tax Return consistent with the changes suggested by CTI.

            (iv) In the case of each Straddle Period Return, not later than (i) five Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return or (ii) in the event of a dispute, five Business Days after the resolution thereof either by mutual agreement of the parties or by a determination of an independent accounting firm reasonably satisfactory to CTI and Buyer, CTI shall pay or cause to be paid to Buyer the portion of the Taxes set forth on such Tax Return that are allocable to the Pre-Closing Period that has not been previously paid by CTI to Buyer or to the appropriate taxing authority, after giving effect to any agreement of the parties or any determination by the independent accounting firm, net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise, and net of any income Taxes to the extent specifically reserved for on the Closing Balance Sheet and any schedules thereto.

            (v) Taxes arising in a taxable period of a Target Entity that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period on the basis of an interim closing of the books method as of the end of the Closing Date. For purposes of this Agreement, any Tax resulting from the departure of a Target Entity from a Relevant Group prior to the Closing Date is attributable to the Pre-Closing Period.

            (vi) With respect to any Tax Return of CTI or Seller for a taxable period that ends before or which includes the Closing Date, CTI or Seller, respectively, shall deliver a copy of such Tax Return to Buyer at least
45 calendar days prior to the due date therefor (giving effect to any extension thereof). Buyer may review such Tax Return and deliver to CTI or Seller, respectively, any comments it may have with respect to such Tax Return within 20 calendar days after the date of receipt by Buyer of such Tax Return.

      (b)   SECTION 338(h)(10) ELECTION.

            At the election of Buyer with sixty (60) days of Closing (but not later), Buyer and Seller will join in making elections under Section 338(h)(10) or Section 338(g) of the Code with respect to the acquisition of Target and any of the Target Subsidiaries, in which case CTI and Seller will indemnify Buyer for any Tax arising from such Section 338(h)(10) or Section 338(g) elections and Buyer will indemnify Seller, and its successors and assigns, from and against any and all Taxes incurred by Seller to the extent such Taxes exceed the Taxes that would be incurred by Seller upon a sale of the stock of Target without a
Section 338(h)(10) or Section 338(g) election, including any Taxes incurred by Seller as a result of the payments to Seller with respect to this indemnity and any Losses related to all such Taxes. Subject to the last sentence of this paragraph, no such elections shall be made unless and until Buyer and Seller agree in writing as to the amount covered by this indemnity as a result of the Tax Returns to be filed by Buyer and Seller as a result of the elections, and Buyer pays to Seller such amount as a part of Seller's delivering such elections to Buyer. Any subsequent obligations of Buyer, CTI and Seller pursuant to this indemnity shall be covered by Section 7.1. CTI, Seller and Buyer agree to cooperate and not to unreasonably withhold or delay any information, approvals or consents reasonably requested by the other party with respect to the matters covered in this paragraph.

      (c)   CARRYOVERS, REFUNDS AND RELATED MATTERS.

            (i) All refunds of Taxes (including interest thereon) attributable to a Pre-Closing Period and relating to a Target Entity, except for refunds attributable to items shown on the Closing Balance Sheet as assets shall be paid over to Seller within ten (10) calendar days after receipt thereof by Buyer or a Target Entity (or retained by Seller if paid to them).

            (ii) Any refund of Taxes (including any interest thereon) that relates to a Target Entity and that is attributable to a Post-Closing Period or to items shown on the Closing Balance Sheet as assets shall be the property of such Target Entity (or, if applicable, promptly paid by CTI or Seller to the Target Entity if any such refund (or interest thereon) is received by CTI or Seller or any of its subsidiaries or affiliates).

            (iii) In the event of the realization of any loss or credit for Tax purposes by a party for any Post-Closing Period, the party realizing such loss or credit may, in its sole discretion, carry forward such loss or credit.

            (iv) CTI will not elect to retain any loss carryover of any Target Entity or any subsidiary under Section 1.1502-20(g) of the Treasury Regulations.

            (v) Buyer may, at its option, cause any Target Entity to elect, where permitted by law, to carry forward any net operating loss or other item that would, absent such elections, be carried back to a Pre-Closing period in which such Target Entity filed a consolidated Tax Return.

            (vi) No Target Entity shall reserve any amount for or make any payment of Taxes to (i) CTI or any affiliate of CTI, or (ii) any other person or any taxing authority, except for such Taxes as are due or payable or have been estimated in accordance with applicable law and GAAP as applied in a manner consistent with past practices of CTI and each Target Entity.

      (d)   COOPERATION.

            (i) Each Party shall, and shall cause its subsidiaries and affiliates to, provide to each of the other Parties such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include (A) the retention of all returns, schedules and work papers, material records or other documents relating to any tax matters of Target for the first taxable period after the Closing Date, and all prior taxable periods until the later of (i) the expiration of the applicable statute of limitations or (ii) six years after the due date without extension for such returns and, providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant record concerning the ownership and Tax basis of property, which any such party may possess; and (B) (upon the other party's request) the provision of such returns, schedules, work papers, records or other documents. Seller agrees (A) to abide by all record retention agreements entered into with any taxing authority; and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records, and if Buyer so requests to allow Buyer to take possession of such books and records. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Return pursuant to this Agreement shall bear all costs of such Tax Return.

            (ii) CTI and Seller each agrees, upon request, to use its best efforts to obtain any certificate or other documents from any governmental authority or customer or of Target as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      (e)   ALLOCATION OF PURCHASE PRICE.

            The Purchase Price shall be allocated for United States federal income tax purposes 90% to the purchase of the Shares and 10% to the agreement described in Section 5.11 hereunder.


                                     ARTICLE 6
                 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

      6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.8:

            (a) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Stock Purchase shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

            (b) CONSENTS AND APPROVALS. Each Party shall have obtained the Consents required for consummation of the Stock Purchase (other than those referred to in Section 6.1(a)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

            (c) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

      6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 9.8(a):

            (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of CTI and Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CTI and Seller set forth in Section 2.3 (Capital Stock) shall be true and correct in all material respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of CTI and Seller set forth in this Agreement (including the representations and warranties set forth in Section 2.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Target Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

            (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CTI and Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

            (c) LEGAL OPINION. Buyer shall have received from Alston & Bird LLP, counsel to CTI, Seller and Target, a legal opinion addressed to Buyer and dated the Closing Date in form and substance reasonably satisfactory to Buyer.

            (d) FIRPTA CERTIFICATE. CTI and Seller shall each deliver to Buyer on the Closing Date duly completed and executed certifications of non-foreign status pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations.

            (e) CERTIFICATES. CTI and Seller shall each have delivered to Buyer a (i) certificate, dated as of the Closing Date, and signed on its behalf by its chief executive officer and its chief financial officer to the effect that the conditions set forth in Section 6.1 as relates to Seller and CTI and in Section 6.2(a) and 6.2(b) have been satisfied and
      (ii) certified copies of resolutions duly adopted by CTI's and Seller's Board of Directors evidencing the taking of all corporate actions necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

      6.3 CONDITIONS TO OBLIGATIONS OF CTI AND SELLER. The obligations of CTI and Seller to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CTI and Seller pursuant to Section 9.8:

            (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

            (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

            (c)   CERTIFICATES.  Buyer shall have delivered to CTI and Seller
      (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to Buyer and in Section 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CTI and Seller and its counsel shall request.

            (d) LEGAL OPINION. CTI and Seller shall have received from Stikeman Elliott, Canadian counsel to Buyer, and Morgan, Lewis & Bockius LLP, U.S. counsel to Buyer, legal opinions addressed to CTI and Seller and dated the Closing Date in form and substance reasonably satisfactory to CTI and Seller.

            (e) SHAREHOLDER APPROVAL. CTI shall have received approval of this transaction from its shareholders; provided that the Board of Directors of CTI shall recommend approval of this transaction to its shareholders and shall use commercially reasonable efforts to obtain the same.


                                     ARTICLE 7
                                  INDEMNIFICATION

      7.1   AGREEMENTS TO INDEMNIFY.

            (a) Subject to the terms and conditions of this Article 7, CTI and Seller shall jointly and severally indemnify, defend, and hold harmless Buyer from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, Buyer and resulting from, based upon, or arising out of:

                  (i) the inaccuracy, untruthfulness, or breach of any representation or warranty of CTI or Seller contained in this Agreement or in any agreement delivered pursuant to this Agreement;

                  (ii) a failure to perform any covenant or agreement of CTI or Seller made in this Agreement;

                  (iii) any Losses for Taxes (x) imposed on CTI or Seller or any of its Affiliates (other than the Target Entities) for any period,
      (y) imposed on or relating to any Target Entity for any period or portion thereof ending on or before the Closing Date, including, without limitation (i) Taxes imposed on any member of a Relevant Group attributable to any Pre-Closing Period, including any such Tax for which a Target Entity may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign tax law), other than income Taxes to the extent specifically reserved for on the Closing Balance Sheet and any schedules thereto, and (ii) any Tax resulting from the departure on or before the Closing Date of any of the Target Entities from any Relevant Group (resulting from the transferring into income of deferred intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations or otherwise), and (z) any Tax arising directly or indirectly from a breach of a representation or warranty set out in Section 2.8 of this Agreement;

                  (iv) any Losses, other than the actual payment of Severance Pay in accordance with Section 5.7(c), arising out of Buyer's payment of Severance Pay in accordance with Section 5.7(c);

                  (v) any Losses incurred by Buyer as a result of the inaccuracy, untruthfulness, or breach of CTI's and Seller's Air Quality Representation; and

                  (vi)  any obligation to Buyer pursuant to Section 5.12 hereof.

            (b) Subject to the terms and conditions of this Article 7, Buyer agrees to indemnify, defend, and hold harmless CTI and Seller from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, CTI or Seller and resulting from, based upon, or arising out of:

                  (i) the inaccuracy, untruthfulness, or breach of any representation or warranty of Buyer contained in this Agreement or in any agreement delivered pursuant to this Agreement;

                  (ii) a failure to perform any covenant or agreement of Buyer made in this Agreement;

                  (iii) all liabilities of Target Entities, except to the extent such liabilities of the Target Entities give rise to an indemnity claim against CTI or Seller under this Agreement;

                  (iv) any obligation to CTI or Seller pursuant to Section 5.12 hereof;

                  (v) the Tax liability resulting to Seller from the allocation set forth in Section 5.12(e) (except that any indemnity pursuant to this clause (v) shall be limited to the amount by which the Tax liability resulting to Seller from the allocation set forth in
      Section 5.12(e) exceeded the Tax liability that would have resulted to Seller if the payment of the Purchase Price had been allocated 100% to the purchase of the Shares); and

                  (vi) any liabilities of CTI arising under or pursuant to that certain Asset Sale Agreement, dated June 28, 1997 among CTI, Anchor Continental and Base-Line, Inc.

      7.2 PROCEDURES FOR INDEMNIFICATION. All claims for indemnification by any party entitled to indemnification hereunder (an "Indemnitee") from any other party hereunder (an "Indemnitor") under this Article 7 shall be asserted and resolved as follows:

            (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a two written notices (the first such notice to be delivered promptly after receipt by the Indemnitee of notice thereof and the second such notice to be delivered by the Indemnitee ten (10) days thereafter) to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

            (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 7.3 shall be observed by the Indemnitee and the Indemnitor.

            (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have 30 days after the date on which the Indemnitor receives the notice of an Indemnification Claim to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. If within 30 days after the date on which the Indemnitor receives the second notice of the Indemnification Claim, the Indemnitor has not delivered to the Indemnitee a notice objecting to all or any portion of the claimed Loss and setting forth the amount of such claimed Loss objected to and the reasons for such objection, the Indemnitee shall be entitled to indemnification for such Loss, and the Indemnitor shall promptly pay the full amount of such Loss. If, within 30 days after the date on which the Indemnitor receives the second notice of an Indemnification Claim, the Indemnitor delivers to the Indemnitee an objection to all or any portion of the claimed Loss, setting forth the amount of such Loss objected to and the reasons for such objection, the Indemnitee shall be entitled to reimbursement for the portion of such Loss not objected to by the Indemnitor and the Indemnitor shall promptly pay the full amount of so much of the Loss as to which the Indemnitor did not object. The Indemnitee shall be entitled to indemnification for the portion of such claimed Loss to which the Indemnitor objected to upon the earlier of (i) the Indemnitor's and Indemnitee's written agreement with respect to the indemnification of such Loss, or (ii) a final determination or award of an arbitrator as provided for in Section 7.11 hereof.

            (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within ten days of the date such amount is determined.

      7.3 THIRD PARTY CLAIMS. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

            (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof and a second written notice ten (10) days after the Indemnitee's first written notice to the Indemnitor, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall not be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after the second written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

            (b) No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentences, consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor has not responded within ten (10) business days of the second notice of a proposed settlement, such second notice to be given ten (10) days after the first notice. If the Indemnitor assumes the defense of a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

            (c) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to (i) the counsel, accountants and other representatives of each party and to (ii) the properties, personnel, books, tax records, contracts, commitments and all other business records of such other party during normal business hours and will furnish to such other party copies of all such documents, in each case as may reasonably be requested (certified, if requested).

      7.4 INDEMNIFICATION EXCLUSIVE REMEDY. Absent fraud, if the Closing occurs, except for remedies based upon fraud and except for equitable remedies, the remedies provided in this Article 7 and in the Escrow Agreement constitute the sole and exclusive remedies for recovery against a party to this Agreement based upon the inaccuracy, untruth or breach of any representation or warranty of such party contained herein or in any certificate, Target Disclosure Memorandum or Exhibit furnished by such party in connection herewith, or based upon the failure of such party to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such party, or based upon any claim arising from any action of any party to this Agreement prior to the Closing Date.

      7.5 SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

      7.6   TIME LIMITATIONS.

            (a) Neither CTI nor Seller will have any liability to Buyer under or in connection with: (i) a breach of any of the representations or warranties made, or the failure to perform any covenants or agreements (other than the representations and warranties set forth in Sections 2.3 and 2.8 and those covenants and agreements made by CTI and/or Seller in Sections 5.12, 7.1(a)(iii), 7.1(a)(vi) and 7.8) by CTI or Seller contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to CTI or Seller prior to March 31, 2000; and (ii) a breach of any representation or warranty made, or the failure to perform any covenant or agreement made or to be performed by Seller or CTI contained in this Agreement related to any Taxes, including without limitation, those representations and warranties made by Seller and CTI in Section 2.8 and those covenants and agreements made by Seller and/or CTI in Sections 5.12, 7.1(a)(iii), 7.1(a)(vi) and 7.8, unless written notice asserting an Indemnification Claim based thereon is given to Seller or CTI prior to the thirtieth (30th) day after the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitation; provided however that the representations and warranties set forth in Section 2.3 shall survive indefinitely.

            (b) Buyer will have no liability to CTI or Seller under or in connection with a breach of any of the representations or warranties made, or the failure to perform any covenants or agreements to be performed, by Buyer contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to Buyer prior to March 31, 2000, except the indemnities contained in Section 5.12 and clauses 7.1(b)(iii) and (b)(iv), and
Section 7.8, for which there shall be no time limit.

      7.7   LIMITATIONS AS TO AMOUNT.

            (a) Indemnitor shall have no liability with respect to the matters described in clauses (a) or (b) of Section 7.1 until the total of all Losses with respect thereto exceeds $400,000 (the "Basket") and then only for the amount by which such Losses exceed the Basket; PROVIDED, HOWEVER, that the limitation set forth in this sentence shall not apply to the matters described in Section 2.8, 5.12, 7.1(a)(iii), 7.1(a)(v), 7.1(a)(vi), 7.1(b)(iii),
7.1(b)(iv), 7.1(b)(v) or 7.1(b)(vi), which Losses shall be reimbursed dollar for dollar. No single Loss shall be applied toward the Basket or be subject to indemnity unless such Loss exceeds $10,000 prior to claims exceeding the Basket or $5,000 after claims exceed the Basket ("Threshold Amounts"); PROVIDED, FURTHER, HOWEVER, Losses arising out of the same transaction or occurrence may be aggregated in determining any such Threshold Amounts. Claims shall be deemed to have occurred when the matter first arises. The limitations set forth in this Section shall not apply to any intentional misrepresentation or breach of warranty of Indemnitor or any intentional failure to perform or comply with any covenant or agreement of Indemnitor, and Indemnitor shall be liable for all Losses with respect thereto.

            (b) In no event shall the aggregate liability of an Indemnitor under this Article 7 exceed $5,250,000, except that this limitation shall not apply to any Tax for which a Target Entity may be liable under Section 1.1502-6 of the Treasury Regulations (or similar provision of state, local or foreign law) that are not attributable to the income or operations of the Target Entities.

      7.8 TAX EFFECT AND INSURANCE. The liability of the Indemnitor with respect to any Indemnification Claim shall be reduced by the tax benefit actually received and any insurance proceeds received by the Indemnitees as a result of any losses upon which such Indemnification Claim is based. For purposes of this Section 7.8, a tax benefit is actually realized by an Indemnitee (or a tax detriment suffered) as a result of Losses upon which in Indemnification Claim is based only to the extent that the tax liability of such Indemnitee is lower during any taxable year (or higher, in the case of a tax detriment) as a result of Losses upon which an Indemnification Claim is based than the tax liability of such Indemnitee would have been had there been no Losses of this nature. Any reduction or increase in the liability of the Indemnitor with respect to a Loss as a result of this Section 7.8 shall not be reflected in a set-off or other direct adjustment to an Indemnitor's payment obligation with respect to such Loss under this Article 7 but shall instead result in a separate payment made only when and if the conditions of the second sentence of this Section 7.8 are satisfied. Any dispute as to the amount of the tax benefit actually realized (or the tax detriment actually suffered) shall be resolved by arbitration as provided in Section 7.11 of this Agreement. Except as otherwise required by law, the Parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

      7.9 ESCROW. Upon notice to CTI or Seller specifying in reasonable detail the basis therefor, Buyer may give notice of a Claim under the Escrow Agreement for any amount to which it may be entitled under this Article 7.

      7.10 SUBROGATION. Upon payment in full of any Indemnification Claim or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

      7.11 ARBITRATION. All disputes arising under this Article 7 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by three arbitrators experienced in the matters at issue and selected by CTI, Seller and Buyer in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in New York, New York as may be specified by the arbitrator (or any place agreed to by CTI, Seller, Buyer and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 7; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either Seller or CTI, on the one hand, or Buyer, on the other hand, in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. The Parties hereby waive any right to a jury trial in any action to enforce such decision and satisfaction procedure. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitor as one party and the Indemnitee as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.


                                     ARTICLE 8
                                    TERMINATION

      8.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing Date:

            (a) By mutual consent of Buyer, on the one hand, and Seller and CTI, on the other hand; or

            (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the reasonable opinion of the non-breaching Party, to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, on the breaching Party; or

            (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material nonperformance by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

            (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Stock Purchase and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

            (e) By either Party in the event that the Stock Purchase shall not have been consummated by October 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e).

            The Party desiring to terminate this Agreement pursuant to clauses
(b) through (e) shall give written notice of such termination to the other
Party.

      8.2   EFFECT OF TERMINATION.

            (a) In the event of the termination and abandonment of this Agreement pursuant to clauses (a) through (e) of Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 8.2 and Article 9 and Section 5.4(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 8.1(b) or 8.1(c) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

            (b) In the event of (i) the approval of this Agreement by CTI's Board of Directors, (ii) CTI's shareholders have not approved the Agreement and
(iii) Seller or CTI closes within six (6) months of the date of this Agreement another transaction involving the sale of Shares, then CTI or Seller shall promptly pay, or shall cause Target to promptly pay, Buyer the sum of $4,000,000, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of Buyer incurred by or on behalf of Buyer in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty.

                                     ARTICLE 9
                                   MISCELLANEOUS

      9.1   DEFINITIONS.

            (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

            "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity; provided however, that no shareholder of Seller shall be an Affiliate for purposes of this Agreement.

            "AGREEMENT" shall mean this Stock Purchase Agreement, including the Exhibits and Target Disclosure Memorandum or Buyer Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.


            "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

            "BUSINESS DAYS" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, are not required to be open.

            "BUYER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Buyer Disclosure Memorandum" delivered prior to the date of this Agreement to Target describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

            "BUYER ENTITIES" shall mean, collectively, Buyer and all Buyer Subsidiaries.

            "BUYER MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement.

            "BUYER SUBSIDIARIES" shall mean the Subsidiaries of Buyer, which shall include any corporation or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer on the Closing Date.

            "CLOSING DATE" shall mean the date on which the Closing occurs.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated June 9, 1998, between Buyer and Schroder & Co. Inc. (as agent for Seller, CTI and Target).

            "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

            "CONTRACT" shall mean any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

            "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
      (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

            "DGCL" shall mean the Delaware General Corporation Law.

            "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "EXHIBITS" shall mean the Exhibits so marked, copies of which are attached to this Agreement.

            "FUNDED INDEBTEDNESS" shall mean any interest bearing debt on a consolidated basis owed by Target to a third party or The CIT Group/Business Credit, Inc.

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

            "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "INDEMNIFICATION CLAIM" shall mean a claim for indemnification under
      Article 7.

            "INTELLECTUAL PROPERTY" shall mean (i) copyrights, patents, trademarks, service marks, service names and trade names, (ii) applications and registrations therefor, (iii) technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and (iv) other intellectual property rights.

            "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the president, chief financial officer, chief accounting officer, chief operating officer, or any senior, or executive vice president of such Person.

            "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

            "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, but excluding any liability with respect to environmental matters.

            "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of, or title to, or value of the Assets subject to such Lien.

            "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

            "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses relating thereto.

            "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

            "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

            "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

            "PARTY" shall mean either Seller, CTI or Buyer, and "PARTIES" shall mean Seller, CTI and Buyer, collectively.

            "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

            "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

            "POST CLOSING PERIOD" means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing date shall constitute a Post-Closing Period. Notwithstanding the foregoing,

      Post-Closing Period shall not include any taxable period or portion thereof to which any Tax attributable to the transactions contemplated by this Agreement is attributable.

            "PRE-CLOSING PERIOD" means any taxable period or portion thereof that is not a Post-Closing Period.

            "PRIME RATE" shall mean the prime rate as published in the "Money Rate" column of THE WALL STREET JOURNAL, Eastern Edition; in the event that more than one such rate is reported, the Prime Rate shall equal the average of such rates. Use of the term Prime Rate in this Agreement shall mean per annum rate, simple interest.

            "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

            "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

            "SECURITIES LAWS" shall mean the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

            "SELLER'S CLOSING DOCUMENTS" shall mean the Escrow Agreement and all certificates and other documents contemplated by this Agreement to be delivered by Seller and/or CTI at Closing.

            "STRADDLE PERIOD RETURN" has the meaning ascribed to such term in
      Section 5.12(a)(iii) of this Agreement.

            "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner,
      (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

            "TARGET COMMON STOCK" shall mean the common stock of Target.

            "TARGET DISCLOSURE MEMORANDUM" shall mean the written information entitled "Target Disclosure Memorandum" delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

            "TARGET ENTITIES" shall mean, collectively, Target and all Target Subsidiaries.

            "TARGET FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Target and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended September 27, 1997, September 28, 1996 and September 30, 1995, and the unaudited consolidated balance sheet (including related notes and schedules, if any) of Target and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the nine (9) months ended July 27, 1998, and (ii) the consolidated statements of condition of Target (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 27, 1998 (subject to normal recurring year-end adjustments which are not material in the aggregate and the absence of any or all footnote disclosures).

            "TARGET MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, liabilities, operations, or results of operations of Target and its Subsidiary; provided however that a Target Material Adverse Effect shall not include the effect of any matter which has or may have an industry-wide effect, or any general economic conditions.

            "TARGET SUBSIDIARIES" shall mean the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 2.4 and any corporation or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target on the Closing Date.

            "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

            "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

      (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Agreed Adjustments                                         Section 1.4(b)

     Buyer's Accountants                                        Section 1.4(b)

     Closing                                                    Section 1.2(a)

     Closing Balance Sheet                                      Section 1.4(b)

     ERISA Affiliate                                           Section 2.14(c)

     Escrow Agent                                               Section 1.2(b)

     Escrow Agreement                                              Section 1.3

     Escrow Amount                                              Section 1.2(b)

     Estimated Consolidated Stockholders' Equity                Section 1.4(a)

     Stockholders' Equity Adjustment                            Section 1.4(b)

     Notice of Disagreement                                     Section 1.4(b)

     Purchase Price                                             Section 1.1(c)

     Relevant Group                                                Section 2.8

     Seller's Accountants                                       Section 1.4(b)

     Settlement Accountants                                     Section 1.4(b)

     Stock Purchase                                             Section 1.1(a)

     Target Benefit Plans                                      Section 2.14(a)

     Target Contracts                                             Section 2.15

     Target ERISA Plan                                         Section 2.14(a)

     Target Pension Plan                                       Section 2.14(a)

     Tax Escrow Amount                                          Section 1.2(b)

      (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

      9.2   EXPENSES.

      (a) Except as otherwise provided in this Section 9.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

      (b) Nothing contained in this Section 9.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

      9.3 BROKERS AND FINDERS. Except for Schroder & Co. Inc. as to Seller and CTI and except for Downer & Co. as to Buyer, each of the Parties represents and warrants to the other Party that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Target, Seller or CTI, on the one hand, or by Buyer, on the other hand, each of Seller and CTI, on the one hand, and Buyer, on the other hand, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

      9.4 CONFIDENTIALITY. From and after the Closing Date, Seller and CTI shall keep confidential any information relating to Target and its Assets and Operating Properties, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by Seller or CTI or (iii) is or becomes available to Seller or CTI on a non-confidential basis from a source that to CTI's or Seller's knowledge is not prohibited from disclosing such information to Seller or CTI by a legal, contractual or fiduciary obligation to any other Person. Should Seller or CTI be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, it shall inform Buyer in writing of such request or obligation as soon as possible after Seller or CTI is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained. If Seller or CTI is obliged to make the disclosure, it shall only make the disclosure to the extent to which it is so obliged but not further or otherwise.

      9.5 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns. It is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7 except with respect to employees pursuant to Section 5.7.

      9.6 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 5.4(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      9.7 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

      9.8   WAIVERS.

            (a) Prior to or on the Closing Date, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller or CTI, to waive or extend the time for the compliance or fulfillment by Seller or CTI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

            (b) Prior to or on the Closing Date, CTI, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller and CTI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CTI.

            (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

      9.9 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Buyer may transfer and assign any or all of its rights, interests and obligations hereunder (including, without limitation, its rights under Article 1) to an Affiliate of Buyer (now or hereafter organized), provided that any such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and, unless CTI and Seller otherwise consent, Buyer remains fully liable hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

      9.10 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

      Seller or CTI:          Coating Technologies International, Inc.
                              2000 South Beltline Boulevard
                              Columbia, South Carolina 29205
                              Telecopy Number:  (803) 988-7919
                              Attention: D. Thomas Divird

      Copy to Counsel
      (which shall not
      constitute notice):     Alston & Bird LLP
                              1201 West Peachtree Street
                              Atlanta, GA  30309
                              Telecopy Number:  (404) 881-4777
                              Attention: B. Harvey Hill, Jr.

      Buyer:                  110 E. Montee de Liesse
                              St. Laurent, Quebec  H4T 1N4
                              Canada
                              Telecopy Number:  (514) 731-5477
                              Attention: Melbourne F. Yull

      Copy to Counsel
      (which shall not
      constitute notice):     Morgan, Lewis & Bockius LLP
                              101 Park Avenue
                              New York, New York 10178
                              Telecopy Number:  (212) 309-6273
                              Attention: Nancy H. Corbett, Esq.

      Any Party may from time to time may change its address, telefax number or other information for the purposes of notices to that party by giving notice specifying such change to the other Parties hereto.

      9.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

      9.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      9.13 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

      9.14 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by both parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

      9.15 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity or in this Agreement.

      9.16 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.17 UPDATING TARGET DISCLOSURE MEMORANDUM. Seller and CTI may update or supplement the Target Disclosure Memorandum in writing delivered to Buyer at any time on or prior to Closing to reflect matters which occur subsequent to the date hereof and do not result from the breach of any of the covenants contained in Sections 4.1 or 4.2. Buyer in its sole discretion may (i) accept such Target Disclosure Memorandum as modified and close the purchase and sale of the Shares, thereby waiving any claim Buyer may have that such modification is a breach of the representations and warranties given in Article 2 on the date of this Agreement, or (ii) terminate this Agreement in the event such modification has, individually or in the aggregate, a Target Material Adverse Effect.

      9.18 NON-COMPETITION AGREEMENTS. At the Closing, Buyer and Target shall enter into non-competition agreements with each of D. Thomas Divird and Daniel E. Stansky, in form and substance satisfactory to Buyer, Target,
D. Thomas Divird and Daniel E. Stansky.



                             [Signatures on Next Page]

            IN WITNESS WHEREOF, each of Seller, CTI and Buyer has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                      INTERTAPE POLYMER GROUP INC.


                                      By:           /s/ [ILLEGIBLE]
                                            -----------------------------------

                                      Name:             [ILLEGIBLE]
                                            -----------------------------------

                                      Title:            [ILLEGIBLE]
                                            -----------------------------------
Witness:     /s/  [ILLEGIBLE]
        -----------------------------

Name:             [ILLEGIBLE]
        -----------------------------



                                      COATING TECHNOLOGIES
                                        INTERNATIONAL, INC.


                                      By:
                                            -----------------------------------

                                      Name:
                                            -----------------------------------

                                      Title:
                                            -----------------------------------
Witness:
        -----------------------------

Name:
        -----------------------------



                                      ANCHOR CONTINENTAL
                                        HOLDINGS, INC.


                                      By:
                                            -----------------------------------

                                      Name:
                                            -----------------------------------

                                      Title:
                                            -----------------------------------
Witness:
        -----------------------------

Name:
        -----------------------------

            IN WITNESS WHEREOF, each of Seller, CTI and Buyer has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                      INTERTAPE POLYMER GROUP INC.


                                      By:        /s/ Andrew M. Archibald
                                            -----------------------------------

                                      Name:        Andrew M. Archibald
                                            -----------------------------------

                                      Title:          CFO, Secretary
                                            -----------------------------------
Witness:       /s/ Paul Vogt
        -----------------------------

Name:            Paul Vogt
        -----------------------------



                                      COATING TECHNOLOGIES
                                        INTERNATIONAL, INC.


                                      By:            /s/ D. T. Divird
                                            -----------------------------------

                                      Name:            D. T. Divird
                                            -----------------------------------

                                      Title:               CEO
                                            -----------------------------------
Witness:     /s/ B. H. Hildreth
        -----------------------------

Name:          B. H. Hildreth
        -----------------------------



                                      ANCHOR CONTINENTAL
                                        HOLDINGS, INC.


                                      By:            /s/ D. T. Divird
                                            -----------------------------------

                                      Name:            D. T. Divird
                                            -----------------------------------

                                      Title:               V.P.
                                            -----------------------------------
Witness:     /s/ B. H. Hildreth
        -----------------------------

Name:          B. H. Hildreth
        -----------------------------